NEWS RELEASE: For immediate release

Investor Contact:	Media Contact:
Heide Erickson	Irene Silber
Capella Education Company	Capella Education Company
612-977-5172	612-977-4132
Heide.Erickson@capella.edu	Irene.Silber@capella.edu

Prominent Minneapolis office building to be renamed Capella Tower with renewed and expanded lease by Capella Education Company

The parent company of Capella University will consolidate its more than 1,150 Twin cities-based employees at 225 South Sixth Street in downtown Minneapolis early in 2009

MINNEAPOLIS, March 20, 2008 – The tower of the largest office building in Minneapolis, currently known as 225 South Sixth, will be renamed the Capella Tower under an expanded and extended lease by its largest tenant, Capella Education Company (NASDAQ: CPLA). Capella, which is the parent company of the fully online Capella University (www.capella.edu), will bring together its more than 1,150 Twin Cities-based employees in the building complex in early 2009.

“As the most literate city in America, and a leading center of the knowledge and creative economy, Minneapolis welcomes Capella University’s continued growth and success with open arms,” said Minneapolis Mayor R.T. Rybak. “In just 15 years, Capella University has grown to be an innovative leader in higher education, and all of Minneapolis should be proud that they will continue to call our city home.”

Capella, which has leased space in 225 South Sixth since 2004, currently occupies 203,000 square feet of space, and will eventually occupy approximately 400,000 square feet after all of its employees currently officed in the Campbell Mithun Tower (also located in downtown Minneapolis) are relocated to 225 South Sixth. The new agreement provides Capella with the flexibility to accommodate future growth.

“We are excited about our expansion in downtown Minneapolis and believe that our consolidated downtown location will be a key factor in allowing Capella to continue to attract outstanding, highly committed employees and faculty,” said Capella Chairman and CEO Steve Shank.

Capella teamed with Tom Hauschild and Dan Johnson of The TEGRA Group in the market search and negotiations of the expanded and extended lease. The building owner, ASB Capital Management, was represented by Bob Pfefferle and Mike Julius of Hines.

(more)

Prominent Minneapolis office building to be renamed Capella Tower with renewed and expanded lease by Capella Education Company

“We are proud of our association with Capella, a true innovator and leader in the field of higher education, and of our long-standing presence and support for the City of Minneapolis through our various commercial real estate holdings, including Capella Tower. Hines has also been a great partner of ASB’s and they were instrumental in this lease renewal process,” said Robert B. Bellinger, president of ASB Capital’s Real Estate Investments Division.

About Capella Education Company

Founded in 1991, Capella Education Company (NASDAQ: CPLA) is a national leader in online education and parent company of Capella University, a regionally accredited*, online university. Capella University offers graduate degree programs in business, information technology, education, human services, psychology, public health, and public safety, and bachelor’s degree programs in business, information technology, and public safety. These academic programs are designed to meet the needs of working adults, combining high quality, competency-based curricula with the convenience and flexibility of an online learning format. Currently, Capella University offers 19 graduate and undergraduate degree programs with 104 specializations and more than 950 courses. More than 22,000 learners were enrolled as of Dec. 31, 2007. For more information about Capella Education Company, please visit http://www.capellaeducation.com. For more information about Capella University, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

*	Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Capella University, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1.888.CAPELLA (227.3552), www.capella.edu.